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                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 23rd day of September, 1998 by and between the undersigned employee (hereinafter referred to as "Employee") residing at the address indicated following Employee's signature below and CS WIRELESS SYSTEMS, INC., a Delaware corporation having its principal place of business at 1101 Summit Avenue, Plano, Texas 75074 (hereinafter referred to as the "Company").

1. EMPLOYMENT. The Company hereby employs Employee and Employee agrees to work for the Company in the capacity set forth on SCHEDULE A hereto during the Term (as defined below) of and upon the terms and conditions set forth in this Agreement.

2.  COMPENSATION/BENEFITS.

    (a) BASE SALARY. During the Term of this Agreement (as defined below) the Company agrees to pay Employee the base annual salary set forth on SCHEDULE A ("Base Salary"). Such Base Salary shall be reviewed no less frequently than annually during the Term and may be increased but not decreased by the Board of Directors. Such Base Salary shall be payable in accordance with the Company's normal business practices or in such other amounts and at such other times as the parties may mutually agree.

    (b) INCENTIVE COMPENSATION. During the Term of this Agreement, Employee shall be entitled to such incentive program, pursuant to the terms of a separate plan of the Company, as may be in effect from time to time. Such incentive program shall be based on the following three
         (3) components: (i) the achievement of Company performance targets;
         (ii) the achievement of Employee performance targets; and (iii) discretionary bonuses. These performance targets will be revised annually by the Board of Directors.

    (c) STOCK OPTIONS. Employee shall be, subject to approval of the Company's Compensation Committee, granted stock options (the "Stock Options") to purchase shares of Company common stock, $.001 par value per share, as set forth on SCHEDULE A, pursuant to the Company's 1996 Incentive Stock Plan, as amended, and subject to the terms and conditions thereof and the stock option agreement in the form attached as EXHIBIT A hereto.

    (d) BENEFITS/VACATION. During the Term, the Company shall provide Employee with such other benefits, including executive incentive and bonus plans and medical and disability plans, as are made generally available to executive employees of the Company from time to time. Employee shall be entitled to that amount of paid vacation during each year of the Term as set forth on SCHEDULE A. In addition, Employee shall be entitled to those benefits set forth on SCHEDULE A.

3. SERVICES. Employee agrees to devote substantially all his working time, attention and

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    energies to the business of the Company and its Affiliates (as defined below) under the general direction of the Management Group of the Company and Chief Executive Officer and hereby agrees to abide by and implement Company Policies, Strategy Principles and Governance Parameters as may be adopted from time to time by the Management Group of the Company in its sole discretion. Employee shall not directly or indirectly, during the Term of this Agreement, render services, for compensation or otherwise, to or for any other person or firm in direct competition with the business of the Company in any market served by the Company or its Affiliates without the written consent of the Board of Directors. In performing his duties hereunder, Employee shall be available for reasonable travel as the needs of the Company's business require. Employee shall work in the Company's Plano, Texas office, unless otherwise indicated on SCHEDULE A.

4. TERM. The term of this Agreement (the "Term" or the "Term of this Agreement") shall be for the period set forth on SCHEDULE A.

5.  EARLY TERMINATION.

    (a) GENERAL. The Employee's employment hereunder is at will and shall be terminated and the Company's obligations hereunder shall cease, including the obligation to pay compensation for any period after the date of termination, (i) immediately upon notice, in the sole discretion of the Company, (ii) without the necessity of notice, upon the death of the Employee, or (iii) upon written notice of a finding by at least 60% of the members of the Board of Directors that the Employee has (a) acted with gross negligence or willful misconduct in connection with the performance of his duties hereunder, (b) engaged in a material act of insubordination or of common law fraud against the Company or its employees, or (c) acted against the best interests of the Company in a manner that has or could have an adverse affect on the financial condition of the Company (death of an Employee or any such findings is referred to herein as "Cause"). Upon the Company's termination of Employee for any reason other than Cause, the Company shall pay Employee: (i) severance in an amount (the "Severance Amount") equal to the greater of (x) his then Base Salary under PARAGRAPH 2, payable in twelve equal monthly installments and (y) the Base Salary that would have been payable for the balance of the Term, payable in equal monthly installments; and (ii) any accrued and unpaid bonuses due Employee in accordance with the Company's incentive program then in effect.

    (b) DISABILITY If Employee shall become unable efficiently to perform the essential functions of his job, even with reasonable accommodation, as a result of a disability or illness, as such terms are defined by the Americans with Disabilities Act, he shall be entitled to his regular compensation until the total period of disability or illness (whether or not continuous and whether or not the same disability or illness) shall exceed sixty (60) days during any calendar year in the

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         Term. This Agreement may thereafter be terminated by the Company and the Company's obligations hereunder shall cease, including the obligation to pay compensation for any period after the date of termination. Any amounts payable as compensation during the period of disability or illness shall be reduced by any amounts paid during such period under any disability plan or similar insurance of the Company.

    (c) EMPLOYEE'S RIGHT TO TERMINATE. Employee may, at any time during the Term, resign and shall be entitled to all accrued rights with respect to compensation and benefits in accordance with the Company's Policies then in effect.

    (d) ARBITRATION IN THE EVENT OF A DISPUTE REGARDING THE NATURE OF TERMINATION. In the event that the Company terminates Employees' employment for Cause (as defined above), and Employee contends that Cause did not exist, the Company's only obligation shall be to submit such claim to arbitration before the American Arbitration Association ("AAA"). In such a proceeding, the only issue before the arbitrator will be whether Employee was in fact terminated for Cause. If the arbitrator determines that Employee was not terminated for Cause, the only remedy that the arbitrator may award is an amount equal to the severance payment specified in PARAGRAPH 5(a), the costs of arbitration, and Employee's attorneys' fees. If the arbitrator finds that the Employee was terminated for Cause, the arbitrator will be without authority to award Employee anything, and the parties will each be responsible for their own attorneys' fees, and they will divide the costs of arbitration equally.

6. EMPLOYER'S AUTHORITY. Employee agrees to observe and comply with the rules and regulations of the Company as adopted by the Management Group of the Company or by the Board of Directors respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time.

7. EXPENSES. During the Term, the Company shall reimburse Employee for all reasonable business expenses which are approved in advance and incurred by Employee in the course of performing his duties for the Company hereunder in accordance with the procedures then in place for such reimbursement.

8.  NON-DISCLOSURE AGREEMENT/NON-COMPETITION.

    (a) Employee will execute the Nondisclosure Agreement of the Company attached as EXHIBIT B hereto and made a part hereof. Said agreement shall survive termination of Employee's employment hereunder.

    (b) Because Employee's services to the Company are special and because Employee has access to the company's confidential information, Employee covenants and

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         agrees that if (i)(x) Employee's employment is terminated, or not renewed, by the Company for Cause or (y) Employee voluntarily terminates his employment relationship hereunder with the Company or Employee elects not to renew his employment with the Company following the expiration of this Agreement, for a period of twelve
         (12) months following the termination of this Agreement, or (ii) Employee's employment is terminated and Employee is receiving the Severance Amount, for the period during which Employee is receiving such Severance Amount under PARAGRAPH 5 hereof, whichever is applicable, he will not, directly or indirectly, either on his own behalf or on behalf of any person, partnership, corporation or otherwise, (A) engage in any business or undertaking directly competitive with the wireless cable television, cable television, subscription television, direct broadcast satellite, direct-to-home, wired video programming, non-wired video programming, wireless Internet access, wireless fixed telephony or other fixed wireless information businesses (the "Related Business") being carried on by the Company or any Affiliate in any market serviced by the Company or any Affiliate, at the time of Employee's termination, (B) be employed by or provide consulting services to or be an investor, limited partner or shareholder in, any entity or other person in any Related Business within 25 miles of any city in which the Company or any Affiliate does business at time of execution of this Agreement or has rights to broadcast or transmit television programming or in which the Company has a transmission license at the time of Employee's termination, without the prior written consent of the Board of Directors. The parties agree that the time period and geographical area of non-competition specified above are reasonable and necessary in light of the transactions entered into in this Agreement. If, however, it shall be determined at any time by a court of competent jurisdiction that either the time period restriction or the geographical area restriction, or both, are invalid or unenforceable, the parties agree that any such invalid restriction shall be amended and reformed to the extent necessary to make same valid and enforceable in the determination of said court, and such restriction, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made as of the date of this Agreement. This SUBPARAGRAPH 8(b) shall survive the termination of this Agreement and shall not apply to investments constituting not more than 5% of the common equity of a publicly traded company.

9. INDEMNIFICATION. As a material inducement for Employee to enter into this Agreement, the Company hereby covenants and agrees to indemnify Employee to the fullest extent permitted under applicable law with respect to any and all damages, expenses (including reasonable attorney's fees), and other liability suffered as a result of any and all claims, causes of action, proceedings or other actions which may be asserted against Employee in connection with Employee's service as an employee of the Company or any of its Affiliates.

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10. NOTICES. Any notice permitted or required hereunder shall be deemed sufficient when hand-delivered or mailed by certified mail, postage prepaid, and addressed if to the Company at the address indicated above and if to Employee at the address indicated below (or such other address as may be provided by notice).

11. MISCELLANEOUS. This Agreement, together with all schedules, exhibits and collateral documents referenced herein, (i) constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements or understandings, (ii) may not be assigned by Employee without the prior written consent of the Company and (iii) may be assigned by the Company and shall be binding upon, and inure to the benefit of, the Company's successors and assigns. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

12. AMENDMENT. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

13. SPECIFIC PERFORMANCE. The parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Employee's breach of PARAGRAPH 8 of this Agreement, and accordingly, the terms thereof shall be specifically enforced. Employee hereby consents to the entry of any temporary restraining order or preliminary or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof.

14. AFFILIATES. As used herein, the term "Affiliate" shall mean any individual or entity controlling, controlled by or under common control with the Company, now or in the future, including without limitation, partnerships in which the Company or any Affiliate may invest as a limited or general partner and limited liability companies in which the Company or any Affiliate may become a member.

15. SEVERABILITY. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision.

16. GOVERNING LAW. This Agreement shall be constructed and regulated in all respects under the laws of the State of Texas. Venue for any action under this Agreement shall lie with a court of competent jurisdiction in the State of Texas.

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

                                       CS WIRELESS SYSTEMS, INC.


                                       By
                                         -------------------------------
                                         Name:  David Webb
                                         Title: President



                                       EMPLOYEE:


                                       By
                                         -------------------------------
                                         Name:    John Lund
                                         Address: 2604 Creswick Drive
                                                  Plano, Texas 75093